Leidos Announces $200 million Accelerated Share Repurchase
FEBRUARY 21, 2019
RESTON, Va., Feb. 21, 2019 /PRNewswire/ -- Leidos (NYSE: LDOS) today announced that it has entered into an accelerated share repurchase agreement with a financial institution to repurchase $200 million of Leidos’ common stock. The company expects the accelerated share repurchases to be completed on or before the end of April 2019. This agreement is part of Leidos’ existing share repurchase authorization. In addition, the Company may also purchase additional shares in the open market during the quarter.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil, and health markets. The company's 32,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $10.2 billion for the fiscal year ended December 28, 2018. For more information, visit www.Leidos.com.
This release contains forward-looking information related to Leidos’ plans with respect to share repurchases, including an accelerated share repurchase, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in business and financial planning, including, without limitation, risks related to Leidos’ business and prospects, adverse developments in Leidos’ markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally that could significantly impact Leidos’ ability to implement, or realize the benefits of, the share repurchases as currently planned.
A further description of risks and uncertainties can be found in the company's Annual Report on Form 10-K for the period ended December 28, 2018, and other such filings that Leidos makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contacts:
Investor Relations: Kelly P. Hernandez 571.526.6404 ir@Leidos.com	Media Relations: Melissa Koskovich (571) 526-6850 koskovichm@leidos.com